Exhibit 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is made and entered into as of October 22, 2019, by and between Watermark Capital Partners, LLC, a Delaware limited liability company (“Watermark”), and Carey Watermark Investors 2 Incorporated, a Maryland corporation (“CWI 2”), and shall become automatically effective on the Effective Date as defined in Section 6.13. For purposes of this Agreement, Watermark and CWI 2 are each referred to herein individually as a “Party” and collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Internalization Agreement (as hereinafter defined).

RECITALS:

WHEREAS, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of October 22, 2019 (the “Merger Agreement”), by and among CWI 2, Carey Watermark Investors Incorporated, a Maryland corporation (“CWI 1”), and Apex Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”), Merger Sub will merge (the “Merger”) with and into CWI 1, with CWI 1 being the surviving company;

WHEREAS, in connection with the proposed consummation of the Merger, the Parties entered into that certain Internalization Agreement, dated as of October 22, 2019 (the “Internalization Agreement”), by and among the Parties and certain other parties signatory thereto;

WHEREAS, pursuant to the terms of the (i) CWI 1 Advisory Agreement, Advisor provides certain advisory services to CWI 1, (ii) CWI 1 Subadvisory Agreement, CWA provides Advisor with sub-advisory services in connection with the CWI 1 Advisory Agreement, (iii) CWI 2 Advisory Agreement, Advisor provides certain advisory services to CWI 2, and (iii) CWI 2 Subadvisory Agreement, CWA 2 provides Advisor with sub-advisory services in connection with the CWI 2 Advisory Agreement, each of which agreements and services shall terminate at the Closing in accordance with the terms of the Internalization Agreement;

WHEREAS, Watermark and CWI 2 have agreed to enter into this Agreement, pursuant to which, from and after the Closing, each Party will provide, or cause its respective Affiliates to provide, the other Party with certain Services (as defined below) in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, for purposes of this Agreement, the Party providing any Service, or on whose behalf such Service is being provided, shall be deemed the “Service Provider” with respect to such Service and the Party receiving the Service, or on whose behalf such Service is being received, shall be deemed the “Recipient” with respect to such Service.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01               Provision of Services.

(a)                               Services.  (i) Watermark agrees to provide, or to cause its Affiliates to provide, to CWI 2 the services set forth on Exhibit A, and (ii) CWI 2 agrees to provide, or to cause its Affiliates to provide, to Watermark or its Affiliates the services set forth on Exhibit B (the services contemplated by the foregoing clauses (i) and (ii), individually or collectively, as the case may be, the “Initial Services”), for the Term (as hereinafter defined), in each instance, on the terms and conditions set forth in this Agreement.

(b)                              Additional Services. From and after the Effective Date, Service Provider agrees to provide, or to cause its Affiliates to provide, those additional services that are reasonably requested by Recipient, and reasonably agreed to by the Service Provider, from time to time (the “Additional Services” and together with the Initial Services, the “Services”). To the extent that the Parties agree upon the inclusion of an Additional Service, they shall mutually determine the scope of and applicable fees for such Additional Service, and amend Exhibit A or Exhibit B, as the case may be, to reflect such terms, it being understood and agreed that the term for any such Additional Service shall not exceed the Term.

Section 1.02               Standard of Service.

(a)                               Service Provider represents, warrants and agrees that the Services provided thereby shall be provided to Recipient in good faith, in accordance with Law and, except as specifically provided on Exhibit A or Exhibit B, as the case may be, in a manner generally consistent with the historical provision of the Services (to the extent applicable) and with the same standard of care, skill and diligence as historically provided (directly or indirectly) to CWI 2, CWI 1 and their respective Affiliates (to the extent applicable).  Subject to Section 1.03, Service Provider agrees to assign sufficient resources as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)                              Except as expressly set forth in Section 1.02(a) or in any contract, agreement or arrangement entered into in connection herewith, Service Provider does not make any representation or warranty of any kind, implied or expressed, with respect to the Services, including, without limitation, any warranties of merchantability or fitness for a particular purpose, all of which the Parties acknowledge are specifically disclaimed.  The Parties acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties and that all Services are provided by Service Provider as an independent contractor.  The Parties further agree that this Agreement does not render Service Provider an advisor to Recipient because, among other reasons, Recipient’s management is responsible for directing and performing the day-to-day business affairs of Recipient.

(c)                               If the Office Lease is a Retained Contract (as such terms are defined in Exhibit A hereto), Watermark shall not enter into any extension or modification of the Office Lease without the prior consent of CWI 2, and Watermark shall forward to CWI 2 copies of all notices from the landlord under the Office Lease and copies of all other material correspondence received by Watermark with respect to the Office Lease to CWI 2 promptly following receipt by Watermark.

Section 1.03               Third-Party Service Providers.  It is understood and agreed that Service Provider may, with the prior written consent of Recipient (which consent shall not be unreasonably withheld, delayed or conditioned), retain third-party service providers to provide some of the Services to the Recipient.  Service Provider shall have the right, with the prior written consent of Recipient (which consent shall not be unreasonably withheld, delayed or conditioned), to hire third-party subcontractors to provide all or part of any such Service hereunder.  Service Provider shall, in all cases, retain responsibility for the provision to Recipient of Services performed on behalf of Service Provider by any third-party service provider or subcontractor or by any of Service Provider’s Affiliates.

Section 1.04               Access to Premises; No Commingling.

(a)                               In order to enable the provision of the Services by the Service Providers, Recipient agrees that it shall provide to Service Provider’s and its Affiliates’ employees and any third-party service providers or subcontractors engaged by Service Provider to provide the Services, reasonable access during normal business hours to the facilities, assets and books and records of Recipient and its Affiliates, in all cases to the extent necessary for Service Provider to fulfill its obligations under this Agreement.

(b)                              Service Provider agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when given access to any equipment, computer, software, network or files owned or controlled by Recipient, shall conform to the applicable policies and procedures of Recipient concerning health, safety, confidentiality and security which are made known to such Service Provider in advance in writing.

(c)                               The Service Provider shall insure that no funds of Service Provider shall be commingled with the funds of Recipient, and Service Provider shall from time to time render appropriate accountings to Recipient and its auditors of all cash collections and payments made by Service Provider in Recipient’s name in the course of providing the Services.

Section 1.05               Shared Services.  Upon the termination of any or all of the Services in accordance with this Agreement, Service Provider shall, subject to applicable Law and upon the reasonable request of, and at the expense of, Recipient, use commercially reasonable efforts to cooperate with Recipient to support any transfer of data concerning the relevant Services to Recipient.  Without limiting the foregoing, if requested by Recipient, Service Provider shall, at the expense of Recipient, deliver, or cause to be delivered, to Recipient, within such time periods as the Parties may reasonably agree, all information received or generated for the benefit of Recipient in connection with the provision of the applicable Services; provided, however, that Service Provider may retain a copy of such information to the extent that such retention is required to demonstrate compliance with applicable Law, and such copy shall be subject to the terms of Section 4.01.

ARTICLE II
TERM

Section 2.01               Term.  Except as otherwise provided on Exhibit B with respect to a particular Service by CWI 2, the term of this Agreement will commence on the Effective Date (as defined in Section 6.13) and shall continue for (six (6) months, unless earlier terminated in accordance with the terms of this Agreement (the “Term”).

Section 2.02               Consideration; Expense Reimbursement.

(a)                               In the event that Service Provider or any of its Affiliates or any third-party service providers or subcontractors engaged by Service Provider to provide Services incurs reasonable and documented out-of-pocket expenses in connection with the provision of any Service (such included expenses, collectively, “Out-of-Pocket Costs”), Recipient shall reimburse Service Provider for such specified Out-of-Pocket Costs in accordance with the invoicing procedures set forth in this Section 2.02 and Exhibit C.  Notwithstanding anything else to the contrary in this Agreement, Recipient shall not be liable for any Service Provider wind-down fees or costs associated with an early termination of this Agreement or of any Service (including, without limitation, any employee severance costs).

(b)                              Service Provider shall provide Recipient, in accordance with Section 6.01, with invoices (“Invoices”), which shall set forth in reasonable detail any amounts payable by Recipient pursuant to Section2.02(a), which amounts shall be paid within thirty (30) days after the date of receipt of an Invoice by Recipient from a Service Provider by check or wire transfer of immediately available funds to the account or accounts designated in writing by Service Provider.  Each Invoice shall be accompanied by such supporting documentation as Recipient may reasonably request with respect to the amounts payable as detailed therein.

Section 2.03               Terminated Services.  Upon termination or expiration of any or all  Services pursuant to this Agreement, or upon the termination or expiration of this Agreement in its entirety, Service Provider shall have no further obligation to provide the applicable terminated Services (or any Services in the case of a termination or expiration of this Agreement) and Recipient shall have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Recipient prior to such termination or expiration).

Section 2.04               Invoice Disputes.  In the event of an Invoice dispute in respect of Services being provided by Service Provider hereunder, Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b).  The Parties shall seek to resolve all such disputes expeditiously and in good faith. Service Provider shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.05               No Right of Setoff.  Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

Section 2.06               Taxes.  Recipient shall be responsible for all sales or use taxes imposed or assessed as a result of the provision of Services by either Service Provider to Recipient, other than federal, state or local income taxes of Service Provider with respect to payments made to such Service Provider hereunder; provided that each Party shall take reasonable steps to minimize the imposition of, and the amount of, such taxes.

ARTICLE III
TERMINATION

Section 3.01               Termination for Convenience.  Notwithstanding the terms of Section 2.01, the Parties hereto acknowledge and agree that Recipient may determine from time to time that it does not require all or some of the Services or that it does not require such Services for the entire Term. Accordingly, Recipient may terminate any Service, in whole and in part, upon sixty (60) days’ advance written notification to Service Provider specifying any such determination. Upon any such partial termination, Recipient will remain liable for all payments due with respect to such terminated Services and all Out-of-Pocket Costs for all properly performed Services up to the effective date of such partial termination.

Section 3.02               Termination for Cause.  Either Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole or in part, at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of ten (10) days after receipt by the Breaching Party of a written notice of such failure from the Non- Breaching Party seeking to terminate such Service.  For the avoidance of doubt, non-payment by Recipient for a Service provided by a Service Provider in accordance with this Agreement which is not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03               Insolvency.  In the event that a Party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement immediately by providing written notice in accordance with Section 6.01.

Section 3.04               Effect of Termination.  Upon termination or expiration of this Agreement in its entirety, all obligations of the Parties hereto shall terminate, except for the provisions of Section 2.02, Section 2.03, Section 2.04, Section 2.05, Section 2.06, this Section 3.04, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05               Force Majeure. The obligations of the Service Provider under this Agreement with respect to any Service shall be suspended during the period and to the extent that either Service Provider is prevented or hindered from providing such Service, or Recipient is prevented or hindered from receiving such Service, due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order (as hereinafter defined) or Law, actions, embargoes or blockades, (v) action by any Governmental Authority, (vi) national or regional emergency, (vii) strikes, labor stoppages or slowdowns or other industrial disturbances, (viii) shortage of adequate power or transportation facilities, or (ix) any other event which is beyond the reasonable control of such Party.  The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and the Service Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. No Party shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

ARTICLE IV
CONFIDENTIALITY

Section 4.01               Confidentiality.

(a)                               During the Term and thereafter, the Parties hereto shall, and shall instruct their respective officers, directors, employees, agents, direct or indirect equityholders, lenders and other representatives (collectively, “Representatives”) to, maintain in confidence and not disclose any other Party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”).  Each Party hereto shall use the same degree of care, but no less than reasonable care, to protect each other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature.  Unless otherwise authorized in any other agreement between the Parties, any Party receiving any Confidential Information of any other Party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required or reasonably deemed advisable by counsel (i) to Governmental Authorities, (ii) by judicial or administrative process or by order of a Governmental Authority (a “Governmental Order”), (iii) by other requirements of applicable Law or regulation, (iv) by accounting or audit requirements of, and with respect to, the disclosing party (the “Disclosing Party”), or (v) by the rules of any securities exchange applicable to the Disclosing Party; provided further, that in the case of any Governmental Order, the Receiving Party shall promptly notify, to the extent possible, the Disclosing Party and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel that it is legally bound to disclose under such Governmental Order.

(b)                              Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a known duty of confidentiality; or (iii) was developed by it independently without any use of or reliance on the Confidential Information.

(c)                               Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information.  If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing. Notwithstanding anything contained in this agreement, the Receiving Party may retain a copy of Confidential Information as required by Law, as stored in its electronic backup systems or in connection with ordinary course record retention policies and procedures.

ARTICLE V
LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01               Limitation on Liability.  In no event shall any Party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from any other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault, except to the extent any damages have resulted from such Parties’ gross negligence or willful misconduct in connection with any such Services, actions or inactions. Each Party acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02               Indemnification by Recipient.  Recipient shall defend, indemnify and hold harmless Service Provider (and each of its Affiliates and Representatives) from and against any and all liabilities, losses, claims, damages, assessments, fines, penalties, costs and expenses of any nature, including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses (collectively, “Adverse Consequences”), incurred or suffered by it in connection with (a) Service Provider’s, or its Affiliate’s,  rendering of Services pursuant to this Agreement, except to the extent of Service Provider’s, or its Affiliate’s, negligence or willful misconduct, and (b) the material breach of any covenant or agreement made by Recipient under or in connection with this Agreement.  Except with respect to an Initial Services Indemnification Matter, no claim for indemnification under this Section 5.02 may be brought after the one (1) year anniversary of the termination or expiration of the last Service provided to which such claim for indemnification relates, and Recipient’s maximum liability for any action, regardless of the form of action, whether in tort or contract, arising under this Agreement, will be limited to the aggregate amount paid by Recipient for Services hereunder.  If a claim for indemnification by Watermark relates to Services provided during the first 30 days after the Effective Date by employees of Watermark who are not also employees of CWI 2 (an “Initial Services Indemnification Matter”), CWI 2 shall indemnify Watermark for such claim to the same extent as CWI 2 would have been obligated to indemnify

Watermark pursuant to the terms of the Indemnification Agreement, dated as of February 9, 2015, between CWI 2 and CWA 2, LLC had such claim been subject to that Indemnification Agreement.

Section 5.03               Indemnification by Service Provider.  Service Provider shall defend, indemnify and hold harmless Recipient (and each of its Affiliates and Representatives) from and against any and all Adverse Consequences, incurred or suffered by it in connection with (a) Service Provider’s, or its Affiliate’s, negligence or willful misconduct in rendering Services pursuant to this Agreement, and (b) the material breach of any covenant or agreement made by Service Provider under or in connection with this Agreement.  No claim for indemnification under this Section 5.03 may be brought after the one (1) year anniversary of the termination or expiration of the last Service provided hereunder.  Service Provider’s maximum liability for any action, regardless of the form of action, whether in tort or contract, arising under this Agreement, will be limited to the amount of received by Service Provider for Services hereunder.

Section 5.04               Indemnification Procedures.

(a)                               Any Party or its Affiliates or Representatives entitled or seeking to assert rights to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification (a “Claim Notice”) to the other Party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount or estimation thereof (the “Claimed Amount”), if then known, of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V for such Adverse Consequences and a reasonable explanation of the basis therefor.

(b)                              Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”).  If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Indemnified Party.

(c)                               In the event that the applicable Parties are unable to agree on whether Adverse Consequences exist or on the amount of such Adverse Consequences within the thirty (30)-day period after delivery of an Objection Notice, such Parties may (but are not required to) petition or file an action in a court of competent jurisdiction for resolution of such dispute.

(d)                             In the event that the Indemnified Party is entitled or is seeking to assert rights to indemnification under this Article V relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any action relating to such third-party claim.  Such notification shall be given promptly after receipt by the Indemnified Party of notice of such action, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such action and the amount of the claimed Adverse Consequences, if then known; provided, however, that no delay, deficiency or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party can demonstrate in writing that the defense of such action has been materially prejudiced by such delay, deficiency or failure.   Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may assume control of such defense only if it acknowledges in writing to the Indemnified Party that any Adverse Consequences that may be assessed against the Indemnified Party in connection with such action constitute Adverse Consequences for which the Indemnified Party shall be indemnified pursuant to this Article V, and (ii) the Indemnifying Party may not assume control of the defense of an action (A) involving criminal liability; (B) in which any injunction or relief other than monetary damages is sought against the Indemnified Party; or (C) in which increased statutory, enhanced or treble damages are sought based on willful misconduct.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnified Party’s expense subject to reimbursement as a part of a Claimed Amount.  The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Adverse Consequences” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.05               Exclusive Remedy.  The Parties hereto agree that, except in the case of fraud, the sole and exclusive remedies of the Parties hereto for any losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or the transactions contemplated hereby are the indemnification obligations of the Parties set forth in this Article V.  The provisions of this Section 5.05 will not, however, prevent or limit a cause of action to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

ARTICLE VI
MISCELLANEOUS

Section 6.01               Notices.

(a)                               All Invoices, notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and delivered in person, or sent by email or sent by reputable overnight delivery service and properly addressed as set out in Exhibit D.

(b)                              Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c)                               All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 6.01 if delivered personally or courier, shall be effective upon delivery; if sent by email, shall be delivered upon receipt of proof of transmission.

Section 6.02               Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03               Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04               Entire Agreement.  This Agreement, together with the Internalization Agreement, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Internalization Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05               Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Recipient may, without the prior written consent of Service Provider, assign all or any portion of its right to receive the respective Services to any of its Affiliates; provided, however, that such Affiliate shall receive such Services from Service Provider in the same place and manner as Recipient would have received such Service.  No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.06               No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07    Section Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any principles of conflicts of Law that would require the application of the Laws of any other jurisdiction.

Section 6.09    Venue.  Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the State Court of the State of Maryland or, if such court lacks subject matter jurisdiction, any state or federal court in the State of Maryland, and in each case any appellate courts therefrom, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Maryland, except for actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Maryland as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Maryland as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.10    Waiver of Jury Trial and Certain Damages.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

Section 6.11    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.12    Representation of Counsel; Mutual Negotiation.  Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement will therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the Parties, at arm’s-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any Party.

Section 6.13    Effective Date.  This Agreement shall become automatically effective, without the need for any action by any Party, on the date of the Closing under, and as defined in, the Internalization Agreement (the “Effective Date”).

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

WATERMARK:

WATERMARK CAPITAL PARTNERS, LLC

By:	/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chairman

CWI 2:

CAREY WATERMARK INVESTORS 2 INCORPORATED

By:	/s/ Robert E. Parsons, Jr.
Name: Robert E. Parsons, Jr.
Title: Chairman of the Special Committee of the Board of Directors

[Watermark Transition Services Agreement]

Exhibit A

Watermark Services

Exh. A-1

Exhibit B

CWI 2 Services

Exh. B-1

Exhibit C

Expense Reimbursement and Allocation

Recipient shall reimburse Service Provider for the actual out-of-pocket costs paid or incurred by Service Provider and its Affiliates on behalf of Recipient in connection with the Services it provides to Recipient pursuant to this Agreement.

Expenses to be reimbursed, include (if applicable), without limitation:

1)           personnel costs, including but not limited to salaries; wages; cash bonuses; employee benefits; federal, state and local income, unemployment and other payroll and employment taxes and other withholdings required by federal, state or local law or regulation;

2)           occupancy costs, including office rent and related fees and expenses, utilities and equipment leases and all other costs and expenses related to the Office Lease for periods from and after the Effective Date, for so long (if at all) as it is a Retained Contract, as if CWI 2 were the tenant named under the Office Lease;

3)           other overhead costs, including payroll processing, human resource and benefits outsourcing services; insurance that is customarily carried by real estate investment and asset managers performing functions similar to those of Service Provider under this Agreement; IT and systems; administrative costs, such as telecommunications, shipping and shredding; and market data services and subscriptions;

4)           costs of goods used in the performance of Services.

As it relates to CWI 2’s reimbursement of Watermark’s costs, reimbursement shall be at cost, with no markup. As it relates to Watermark’s reimbursement of CWI 2’s costs, reimbursement shall be at cost plus a 10% markup related to personnel costs.

If the reimbursable cost is not incurred solely in connection with the Services (i.e., such costs are also incurred in connection with other business operations of Service Provider), the cost shall be allocated as follows:

1)           personnel costs shall be allocated based on the amount of time that the applicable employee(s) perform(s) Services. The aggregate amount of Service Provider’s personnel costs allocated to the Services as a percentage of Service Provider’s aggregate personnel costs for the same period is referred to herein as the “Personnel Allocation Percentage;”

2)           non-personnel costs (excluding insurance) shall be allocated based on the Personnel Allocation Percentage;

3)           Insurance – shall be allocated based on the benefit that each party receives;

Exh. C-1

4)           Other – the Parties acknowledge that the above allocation methodologies may not be appropriate for all reimbursable costs. Notwithstanding anything else to the contrary in this Agreement, alternative allocation methodologies may be used if mutually agreed upon by the Parties.

Invoices shall set forth in reasonable detail, with such supporting documentation as Recipient may reasonably request with respect to any Services, amounts payable under this Agreement. As it relates to personnel costs, the invoice shall include a list of all employees covered by such invoice.

Nothing contained in this Agreement shall create or be deemed to create any obligation on the part of Service Provider to adopt or maintain, or restrict Service Provider’s ability to amend or terminate, any compensation or employee benefit plan(s) at any time.

Exh. C-2

Exhibit D

Notices

Party	Address
CWI 2	Carey Watermark Investors 2 Incorporated 50 Rockefeller Plaza New York, New York 10020
Watermark

Watermark Capital Partners, LLC
150 North Riverside Plaza, Suite 4200
Chicago, Illinois 60606
Attention: Michael G. Medzigian
Email: medzigian@watermarkcap.com

with a copy to (for information purposes only):

Vedder Price P.C.

222 North LaSalle Street, Suite 2400
Chicago, Illinois 60601

Attention: Michael A. Nemeroff

Shelby E. Parnes

Email: mnemeroff@vedderprice.com

sparnes@vedderprice.com

Exh. D-1